Exhibit 3.39

CERTIFICATE OF LIMITED PARTNERSHIP

The undersigned General Partner, desiring to form a limited partnership under the provisions of the Texas Revised Limited Partnership Act, certifies as follows:

1.                                       The name of the partnership is Woodlands Millwork I, LTD.

2.                                       The address of the partnership’s registered office is 410 South Trade Center Parkway, Conroe, Texas 77385. The name of the partnership’s registered agent for service of process is Charles Vignal. The address of the agent is 410 South Trade Center Parkway, Conroe, Texas 77385.

3.                                       The address of the principal office where records are required to be kept or made available is 410 South Trade Center Parkway, Conroe, Texas 77385.

4.                                       The name, mailing address, and street address of the business of the general partner is as follows:

Name	Address

Woodlands Millwork, Inc.	410 South Trade Center Parkway Conroe, Texas 77385

5.                                       This certificate of limited partnership shall be effective on the date of filing with the Secretary of State.

We affirm, under the penalties of perjury, that this certificate is executed on August 11, 1989, and to the best of our knowledge and belief, the facts stated in this certificate are true.

General Partner:

WOODLANDS MILLWORK, INC.

By:	/s/ Charles Vignal
Charles Vignal, President